Exhibit 10.25

EXTENSION AGREEMENT

This Extension Agreement (the “Agreement”) is entered into on March 3, 2014 between Theravance Biopharma, Inc., a Cayman Islands exempted company (“Theravance Biopharma”), and Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”).

WHEREAS, Theravance, Inc., a Delaware corporation (“Theravance”), and GSK are parties to (i) the Collaboration Agreement entered into as of November 14, 2002, as amended on April 11, 2006 and on the date hereof (the “Collaboration Agreement”); and (ii) the Strategic Alliance Agreement entered into as of March 30, 2004, as amended on September 13, 2004, February 11, 2005, February 8, 2006, February 27, 2006, February 27, 2009, June 22, 2009, July 16, 2010, October 3, 2011 and on the date hereof (the “Strategic Alliance Agreement”).

WHEREAS, Theravance intends to spin-off Theravance Biopharma as a separate, publicly traded company through a pro rata dividend of Theravance Biopharma ordinary shares to Theravance stockholders, as more fully described in the preliminary Form 10 Registration Statement filed by Theravance Biopharma with the United States Securities and Exchange Commission, as will be amended to reflect the Spin-Off Documents (the “Spin-Off”); and

WHEREAS, the Spin-Off contemplates an assignment by Theravance to Theravance Respiratory Company, LLC, an Affiliate of Theravance (“TRC”), of (i) the Strategic Alliance Agreement and (ii) specified portions of the Collaboration Agreement; and

WHEREAS, Theravance Biopharma will have an economic interest in certain respiratory programs Developed and Commercialized under the Collaboration Agreement and the Strategic Alliance Agreement as provided in the TRC Limited Liability Company Agreement (the “TRC LLC Agreement”); and

WHEREAS, following the Spin-off, GSK and Theravance Biopharma desire and intend for Theravance Biopharma to be bound by certain provisions of the Collaboration Agreement and Strategic Alliance Agreement as if party thereto.

NOW THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Theravance Biopharma and GSK, intending to be legally bound, hereby agree as follows:

1.                            Effective Date and Expiration Date.  This Agreement will become effective simultaneously with the Spin-Off, provided the Spin-Off occurs on or before June 30, 2014.  If the Spin-Off does not occur on or prior to June 30, 2014, this Agreement will terminate and be of no effect whatsoever.

2.                            Definitions.  Capitalized terms used herein but not defined shall have the meaning given them in the Collaboration Agreement or the Strategic Alliance Agreement, as applicable.

3.                            Extension to Theravance Biopharma of Restrictions on Certain Clinical Development Activities.

3.1                 Collaboration Agreement.

3.1.1         For so long as there is at least one Collaboration Product being Developed or Commercialized under the Collaboration Agreement in which Theravance Biopharma has an economic interest pursuant to the TRC LLC Agreement, Theravance Biopharma shall not carry out clinical Development inside the Field with any Long Acting B2 Adrenoceptor Agonist that is not a Pooled Compound under the Collaboration Agreement; provided, however, that this restriction shall not apply to any compound or product (including new product line extensions and/or re-formulation work) where the original compound or product was, as of the date of signature of the Collaboration Agreement, already Commercialized.

3.1.2         For the avoidance of doubt, any license by Theravance Biopharma of its LAMA compound known as TD-4208 to a third party that chooses to combine TD-4208 with a LABA compound will be permitted provided that Theravance Biopharma does not direct the development or commercialization efforts of such third party or disclose any GSK Confidential Information to such third party.

3.2                 Strategic Alliance Agreement

3.2.1         For so long as: (i) the Supplemental MABA Alliance Products have not been returned to Theravance or to TRC pursuant to Section 14.5.2(b) of the Strategic Alliance Agreement and (ii) the compound known as batefenterol (also known as GSK961081) or any Supplemental MABA Alliance Product in which Theravance Biopharma has an economic interest pursuant to the TRC LLC Agreement remains in active Development, Theravance Biopharma will not, whether alone or with a Third Party, conduct a clinical study with respect to a MABA compound (or a product containing a MABA compound) outside of the Strategic Alliance Agreement.

3.2.2         For the avoidance of doubt, any license by Theravance Biopharma of a non-MABA compound to a third party that chooses to combine the compound with a MABA compound will be permitted provided that Theravance Biopharma does not direct the development or commercialization efforts of such third party or disclose any GSK Confidential Information to such third party.

4.                            Extension/Modification of Subsequent Royalties Provision.  Theravance Biopharma hereby agrees to be bound by Section 14.9 of the Collaboration Agreement (“Section 14.9”) as fully as if it were Theravance.  GSK acknowledges and confirms that pursuant to Section 6 of the Collaboration Agreement Amendment that in the event that GSK is obligated to make any royalty payments under Section 14.9 of the Collaboration Agreement, it will make those payments directly to Theravance

Biopharma (and not to Theravance) in accordance with the terms of the Collaboration Agreement.

5.                            Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  References in this Agreement to other agreements or documents shall refer to such agreements or documents as they may be amended.  This Agreement may be altered, amended or changed only in writing and by making specific reference to this Agreement and signed by duly authorized representatives of GSK and Theravance Biopharma.

6.                            Alternative Dispute Resolution.  Any dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be finally resolved pursuant to the following provision:

(i)                           Negotiation. In the event a Dispute arises, the Parties agree that they shall attempt in good faith to resolve the Dispute by referring it to GSK’s Chief Executive Officer, on the one hand, and Theravance Biopharma’s Chief Executive Officer, on the other hand (or their respective designee with power and authority to resolve such dispute) (the “Senior Officers”).  Either Party may refer a Dispute to the Senior Officers.  If the Parties are unable for any reason to resolve a Dispute within fifteen (15) days of referring such dispute to the Senior Officers, the Dispute will be finally resolved by arbitration pursuant to clause (ii) below.

(ii)                        Arbitration.  The Parties agree that any legal proceeding to enforce or interpret any provision of this Agreement shall be conducted through binding arbitration (“Arbitration”).  Either Party can initiate Arbitration on thirty (30) days written notice to the other Party.  The Arbitration shall be conducted pursuant to the American Arbitration Association’s (“AAA”) Commercial Arbitration Rules (the “Rules”) then in effect, except that notwithstanding the Rules, the following provisions shall apply to the Arbitration hereunder.

a.              Panel.  The Arbitration shall be conducted by a panel of three (3) arbitrators (the “Arbitration Panel”) in New York, New York.  The Arbitration Panel shall consist of one arbitrator selected by each of the Parties from a pool of arbitrators to be presented to the Parties by the AAA.  The Parties shall make their selection within thirty (30) days of the commencement of the arbitration.  Each of these two arbitrators shall have expertise in pharmaceutical product Development and Commercialization.  Within thirty (30) days of appointment, these two arbitrators shall jointly select the chairman from a pool of arbitrators to be presented to the Parties by the AAA.

b.              Process.  The time periods set forth in the Rules shall be followed, unless a Party can demonstrate to the Arbitration Panel that the urgency of the dispute or other reasons warrant contraction of one or more of the timetables.  For good cause shown, the Arbitration Panel may contract such timetables. Interpretation of and enforcement of this Section shall be governed by the Federal Arbitration Act. The fees of the Arbitration Panel and the AAA shall be paid by the losing Party, which shall be designated by the Arbitration Panel or in such proportions as may be designed by the Arbitration Panel where a Party does not prevail with respect to all issues.

c.               Confidentiality.  The Arbitration proceeding shall be confidential and the Arbitration Panel shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Law, no Party shall make (or instruct the Arbitration Panel to make) any public announcement with respect to the proceedings or decision of the Arbitration Panel without prior written consent of each other Party.  The existence of a dispute submitted to Arbitration, and the outcome, shall be kept in confidence by Arbitration Panel and the Parties, their affiliates, their counsel, insurers and re-insurers, accountants and auditors, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply if (i) disclosure is required by law or (ii) to the extent necessary to enforce the rights arising out of the award.

d.              Findings of Arbitration Panel.  The decision of the Arbitration Panel will be final and binding on the Parties; provided that either Party shall retain all rights to bring an action against the other for damages and other monetary relief related to or arising out of the issue decided by the Arbitration Panel.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party.

(iii)                     Injunctive Relief.  Notwithstanding the foregoing, any Party has the right to apply to any court of competent jurisdiction for interim relief necessary to preserve the Party’s rights until the arbitrators are appointed.  After appointment of the arbitrators, the arbitrators shall have the exclusive jurisdiction to consider applications for interim relief.

7.                            Governing Law.  Except as provided otherwise herein, this Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary.

8.                            Severability.  In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement.  The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the parties’ presumed intentions.  In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities.  Nothing in this Agreement shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

9.                            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.                     No Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date first written above.

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham

Name: Rick E Winningham

Title: Chief Executive Officer

GLAXO GROUP LIMITED

By:	/s/ Paul Williamson

Name:	Paul Williamson

Title:	Authorized Signatory For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director

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